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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      First American Strategic Income Portfolio Inc.

Address of Principal Business Office (No. & Street, City, State and Zip Code:

                           800 Nicollet Mall
                           Minneapolis, Minnesota 55402

Telephone Number (including area code):

                           (612) 303-3381

Name and address of agent for service of process:

                           John G. Wenker
                           U.S. Bancorp Center
                           800 Nicollet Mall
                           Minneapolis, Minnesota 55402

With copies of notices and communications to:

                           Kathleen L. Prudhomme, Esq.
                           Dorsey & Whitney LLP
                           50 South Sixth Street, Suite 1500
                           Minneapolis, Minnesota 55402

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES [X]   NO [  ]

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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 26th day of December, 2002.

                                        FIRST AMERICAN STRATEGIC INCOME
                                        PORTFOLIO INC.

                                        By:  /s/ Thomas S. Schreier, Jr.
                                             --------------------------------
                                             Thomas S. Schreier, Jr., President

Attest:

/s/ Robert H. Nelson
--------------------
Its Treasurer